Exhibit 107

Calculation Of Filing Fee Tables

Form S-3
(Form Type)

Elevation Oncology, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price (5)	Fee Rate	Amount of Registration Fee
Secondary Offering
Common stock, par value $0.00001 per share	457(c)	21,949,079	(2)	$0.2265	$4,971,446.39	$0.00014760	$733.79
Total Offering Amounts					$4,971,446.39	$0.00014760	$733.79
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due

(1)	Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	Consists of an aggregate of 21,949,079 shares of the Registrant’s common stock issuable upon the exercise of warrants that were issued to High Trail Investments ON LLC and an affiliated institutional investor on April 1, 2024 in a private placement in connection with an amendment to our senior secured notes due 2026.

(3)	The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act based on the average high and low prices reported for the Registrant’s common stock on May 7, 2024.